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                                                                 Exhibit 22.1

                              List of Subsidiaries

                      Landmark Systems International, Inc.

                      Landmark Systems Pacific Pty. Ltd.

                      Landmark Systems (EMEA) Limited

                      Landmark Systems (HK) Ltd.

                      Landmark Systems GmbH

                      Landmark Systems Benelux BV